Exhibit 99.1

(1)	Athene Annuity and Life Company (“AAIA”) holds Series A Mandatory Redeemable Preferred Shares and Athene Annuity & Life Assurance Company (“AADE”) holds Series B Mandatory Redeemable Preferred Shares (together with Series A Mandatory Redeemable Preferred Shares, the “MRPs”) of the Issuer.

AADE is the sole shareholder of AAIA. Apollo Insurance Solutions Group, L.P. (“AISG”) is the investment adviser of each of AAIA and AADE. AISG GP Ltd. (“AISG GP”) is the general partner of AISG. Apollo Life Asset LP (“Apollo Life”) is the general partner of AISG GP, and Apollo Life Asset GP, LLC (“Apollo Life GP”) is the general partner of Apollo Life. Apollo Capital Management, L.P. (“Capital Management”); is the sole member of Apollo Life GP. The general partner of Capital Management is Apollo Capital Management GP (“Capital Management GP”). Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

AISG GP, Apollo Life, Apollo Life GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, each disclaim beneficial ownership of all MRPs included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of the principal office of AAIA and AADE is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266. The address of the principal office of AISG is 2121 Rosecrans Ave. Ste 5300, El Segundo, California 90245. The address of the principal office of each of AISG GP, Apollo Life, Apollo Life GP, is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, KY1-9008 Grand Cayman, Cayman Islands. The address of the principal office of each of Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, 43rd Floor, New York, NY 10019.

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